Calculation of Filing Fee Tables
S-4
NON INVASIVE MONITORING SYSTEMS INC /FL/
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.01 per share	Other	35,000,000	$ 0.0815	$ 2,852,500.00	0.0001381	$ 393.93
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 2,852,500.00		$ 393.93
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 393.93
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions. Relates to common stock, $0.01 par value per share, of Non-Invasive Monitoring Systems, Inc., a Florida corporation ("Non-Invasive Monitoring Systems"), issuable to holders of capital stock, par value $0.00001 per share, of Gravitics, Inc., a Delaware corporation ("Gravitics"), in the proposed merger of Gravitics Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Non-Invasive Monitoring Systems, with and into Gravitics, with Gravitics surviving the merger as a wholly owned subsidiary of Non-Invasive Monitoring Systems. The amount of common stock of Non-Invasive Monitoring Systems to be registered represents 35,000,000 shares of common stock of Non-Invasive Monitoring Systems expected to be issued pursuant to the merger, giving effect to an assumed reverse stock split of the common stock of Non-Invasive Monitoring Systems at a ratio of 1-for-150. Estimated solely for the purpose of calculating the registration fee under Rule 457(f)(2) under the Securities Act. As Gravitics is a private company, there is no market for its securities. Therefore, the proposed maximum aggregate offering price was calculated based on the book value as of March 31, 2026 of the Gravitics securities that will be exchanged in the merger, which amount equals $2,851,000. The registration fee is determined in accordance with Section 6(b) of the Securities Act and calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date